As filed with the Securities and Exchange Commission on May 5, 2023
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_______________

Form S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
_______________

BRUNSWICK CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	36-0848180
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

26125 N. Riverwoods Blvd., Suite 500, Mettawa, IL 60045-3420

(Address of principal executive offices, including zip code)

Brunswick Corporation 2023 Stock Incentive Plan
(Full title of the plan)

Christopher F. Dekker
Executive Vice President, General Counsel, Secretary and Chief Compliance Officer
26125 N. Riverwoods Blvd., Suite 500
Mettawa, IL 60045-3420
(Name and address of agent for service)
(847) 735-4700
(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act:

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The document(s) containing the information specified in Part I will be sent or given to the participants in the Plan listed on the cover page of this Registration Statement as specified by Rule 428(b)(1) under the Securities Act. In accordance with the rules and regulations of the Securities and Exchange Commission (the “Commission”) and the instructions to Form S-8, such documents are not being filed as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act, but constitute (along with the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II hereof), taken together, a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents heretofore filed with the Commission by the Company are incorporated herein by reference:
•The Company's Annual Report on Form 10-K for the year ended December 31, 2022, as filed with the Securities and Exchange Commission on February 16, 2023;

•The description of the Company's Common Stock, contained in Exhibit 4.1 to the Company’s Annual Report on Form 10-K for 2019 as filed with the Securities and Exchange Commission on February 18, 2020, and hereby incorporated by reference;

•Selected Financial Data for Updated Reportable Segments as of January 1, 2023, filed as Exhibit 99.1 to the Company's Current Report on Form 8-K, as filed with the Securities and Exchange Commission on April 10, 2023, and hereby incorporated by reference; and

•All other reports filed by the registrant pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (other than information contained in Current Reports on Form 8-K that is deemed furnished and not filed), since the end of the fiscal year covered by the annual report on Form 10-K referred to above.

All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, are deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the respective dates of filing of such documents (such documents, and the documents enumerated above, being hereinafter referred to as “Incorporated Documents”).
Any statement contained in an Incorporated Document shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed Incorporated Document modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Delaware Law on Indemnification
Section 145 of the Delaware General Corporation law (the “DGCL”) allows us to indemnify directors and officers as well as other employees against expenses (including attorneys’ fees), judgments, fines, and settlement amounts for certain actions or proceedings (other than a “derivative” action by or on behalf of the Company) if they acted in good faith and in the best interests of the Company. If the matter is a criminal proceeding, indemnification would only occur if the individual had no reasonable cause to believe their conduct was unlawful.
A similar standard applies to derivative actions, except that indemnification only extends to expenses (including attorneys’ fees) incurred in connection with defense or settlement of an action. If the individual has been found liable to the Company, indemnification requires court approval.
Company By-Laws and Certificate of Incorporation
Article VI of the Company’s Amended By-Laws authorizes its Board of Directors to indemnify to the fullest extent that is lawful, any person who is or was a director or officer of the Company or serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture or trust. The Company’s Amended By-Laws also authorize it to purchase liability insurance on behalf of its directors, officers, employees and agents and to enter into indemnity agreements with its directors, officers, employees and agents. As permitted by Section 102(b)(7) of the DGCL, the Company’s Amended and Restated Certificate of Incorporation authorizes its Board of Directors to indemnify the Company’s directors, officers, employees or agents to the fullest extent permitted by law.
Other Indemnification
The Company has entered into indemnification agreements with its directors and its officers which provide broader indemnification than the indemnification specifically available under Section 145 of the Delaware General Corporation Law. The agreements provide that the Company will indemnify its directors and its officers to the fullest extent permitted by its Certificate of Incorporation (and that is otherwise lawful) against expenses (including attorneys’ fees), judgments, fines, taxes, penalties, and settlement payments incurred by reason of the fact that they were directors or officers of the Company. Unlike Section 145 of the Delaware General Corporation Law, this indemnification would, to the extent that it is lawful, cover judgments, fines and amounts paid in settlement of claims against the director or officer by or in the right of the Company.
The Company owns an insurance policy which covers it for losses incurred pursuant to indemnification obligations set forth above during any policy year, subject to specified exclusions, terms, and conditions. This policy also covers the Company’s officers and directors for certain of such losses if they are not indemnified by the Company.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit No.	Description
4.1
Amended and Restated Certificate of Incorporation of the Company, dated May 3, 2023, filed as Exhibit 3.1 to the Company's Quarterly Report on Form 10-Q for the quarter ended April 1, 2023, as filed with the Securities and Exchange Commission on May 4, 2023, and hereby incorporated by reference.

4.2
Amended By-Laws of the Company, filed as Exhibit 3.1 to the Company's Current Report on Form 8-K, as filed with the Securities and Exchange Commission on December 6, 2022, and hereby incorporated by reference.

4.3
Brunswick Corporation 2023 Stock Incentive Plan (filed as an appendix to the Definitive Proxy Statement on Schedule 14A filed with the Securities and Exchange Commission on March 23, 2023 and incorporated herein by reference.)

5.1*	Opinion of Winston & Strawn LLP as to the legality of the securities being registered.
23.1*	Consent of Deloitte & Touche LLP.
23.2*	Consent of Winston & Strawn LLP (included in the opinion filed as Exhibit 5.1).
24.1*	Power of Attorney authorizing certain persons to sign this Registration Statement on behalf of certain directors of the Company.
107*	Calculation of Filing Fee Tables.
*Filed herewith.

Item 9. Undertakings.

(a)    The undersigned Registrant hereby undertakes:
(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i)    To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;
(ii)    To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to

Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.
(iii)    To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.
(2)    That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b)    The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c)    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Mettawa, State of Illinois, on May 5, 2023.

BRUNSWICK CORPORATION
(Registrant)
By:	/s/ CHRISTOPHER F. DEKKER
	Name:	Christopher F. Dekker
	Title:	Executive Vice President, General Counsel, Secretary, and Chief Compliance Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on May 5, 2023.

(i) Principal executive officer:
/s/ DAVID M. FOULKES
David M. Foulkes
Chief Executive Officer and Director

(ii) Principal financial officer:
/s/ RYAN M. GWILLIM
Ryan M. Gwillim
Executive Vice President and Chief Financial Officer

(iii) Controller or principal accounting officer:
/s/ RANDALL S. ALTMAN
Randall S. Altman
Senior Vice President - Controller

(iv) The Directors:
Nancy E. Cooper*
David C. Everitt*
Reginald Fils-Aimé*
Lauren P. Flaherty*
Joseph W. McClanathan*
David V. Singer*
J. Steven Whisler*
Roger J. Wood*
MaryAnn Wright*

*By: /s/ RYAN M. GWILLIM
Ryan M. Gwillim, Attorney-in-Fact